Exhibit 99.1

GROM SOCIAL ENTERPRISES INC.

Proforma Balance Sheet

June 30, 2018

(unaudited)

	June 30,2018	Proforma Adjustments for the period July 1, 2018 to September 30, 2018		Proforma Adjustment October 12, 2018		Proforma Combined (e)
	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$392,005	$382,057				$774,062
Accounts receivable	556,167					556,167
Inventory, net	522,926					522,926
Prepaid expenses and other current assets	980,240					980,240
Total current assets	2,451,338	382,057	(b)(c)			2,833,395
Property and equipment, net	924,286					924,286
Goodwill	8,853,261					8,853,261
Intangible assets, net	6,538,629					6,538,629
Deferred tax assets	189,513					189,513
Other assets	69,106					69,106
Total assets	$19,026,133	$382,057		$–		$19,408,190

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$567,506					$567,506
Accrued liabilities	1,652,152					1,652,152
Advanced payments and deferred revenues	1,465,283					1,465,283
Related party payables	2,294,257	(500,000)	(a)	(500,000)	(d)	1,294,257
Total current liabilities	5,979,198	(500,000)		(500,000)		4,979,198
Convertible debentures, net of loan discounts	2,529,627	258,599	(c)			2,788,226
Senior secured promissory notes, net of loan discounts	3,720,000					3,720,000
Contingent purchase consideration	429,000					429,000
Other noncurrent liabilities	223,601					223,601
Total liabilities	12,881,426	(241,401)		(500,000)		12,140,025

Commitments and contingencies	–					–

Stockholders' Equity:
Preferred stock	–
Common stock	127,329	2,070	(a)(b)(c)	1,603	(d)	131,002
Additional paid-in capital	49,493,776	621,388	(a)(b)(c)	498,397	(d)	50,613,561
Accumulated earnings (deficit)	(43,288,577)					(43,288,577)
Accumulated other comprehensive income	(187,821)					(187,821)
Total stockholders' equity	6,144,707	623,458		500,000		7,268,165
Total liabilities and equity	$19,026,133	$382,057		$–		$19,408,190

(a)	On September 25, 2018, Messrs. Marks and Leiner, the Company's executive officers, converted $500,000 of their non-interesting bearing loans due from the Company, into equity of the Company at a price of $0.31 per share, resulting in the issuance of 1,612,903 shares. This transaction increased the Company's equity by $500,000.
(b)	On August 12, and August 13th and September 5, 2018, the Company accepted subscriptions for a total of $76,057 from two existing accredited investors for a private placement of the Company's restricted common stock at a price of $0.25 per share, and issued 304,288 shares. These stock issuances increased the Company's equity by $76,057.
(c)	During the period for July 1, 2018 through September 30, 2018 the Company issued $306,000 in 10% original discount notes to eleven existing accredited investors. In connection with these note issuances, the Company issued 153,000 shares valued at $47,401. These issuances increased the Company's equity by $47,401.
(d)	On October 12, 2018, Messrs. Marks and Leiner, the Company's executive officers, converted $500,000 of their non-interesting bearing loans due from the Company into equity of the Company at a price of $0.31 per share, resulting in the issuance of 1,612,903 shares. This transaction increased the Company's equity by $500,000.
(e)	This is the proforma balance sheet, as if, the transactions described above, had occurred on June 30, 2018.